EXHIBIT 10.2

              ACCOUNTS RECEIVABLE FINANCING MODIFICATION AGREEMENT


           This Accounts Receivable Financing Modification Agreement is entered into as of April 6, 2001, by and between GlGA INFORMATION GROUP, INC. (the "Borrower") whose address is 139 Main Street, Cambridge, MA 02142 and Silicon Valley Bank ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Accounts Receivable Financing Agreement, dated April 7, 2000 by and between Borrower and Bank, as may be amended from time to time (the "Accounts Receivable Financing Agreement"). Capitalized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness" and the Accounts Receivable Financing Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the "Existing Documents."

2. DESCRIPTION OF CHANGE IN TERMS.

         A. Modification(s) to Accounts Receivable Financing Agreement, effective as of the date first written above:

                  1. The following defined terms in Section 1 are hereby amended to read as follows:

                           "ADVANCE RATE" is 80% or another percentage as Bank establishes under Section 2.2, provided however, in the event the Borrower is unable to maintain the Adjusted Quick Ratio as of the Reconciliation Date then effective the first calendar day of the month following the missed Adjusted Quick Ratio the Advance Rate will be 80% net of Deferred Maintenance Revenue and offsets related to each specific Account Debtor.

                           "APPLICABLE RATE" is a rate per annum equal to the "Prime Rate" plus .50 percentage point.

                           "FACILITY PERIOD" is the period beginning on this date and continuing until April 5, 2002, unless the period is terminated sooner by Bank with notice to Borrower.

                  2. Section 1 entitled definitions is hereby amended to include the following definitions:



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                           "CONTINGENT OBLIGATION" is, for any Person, any
                           direct or indirect liability. contingent or not, of that Person for (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

                           "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

                           "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

                  3. Section 6.2 entitled AFFIRMATIVE COVENANTS is hereby amended as follows:

                           Subsection (K) is hereby amended in its entirety to read as follows:

                           (K) Semi-annually Borrower will allow Bank to audit Borrower's Collateral, including but not limited to Borrower's Accounts, at Borrower's expense. Provided however, if an Event of Default has occurred, Bank may audit Borrower's Collateral, including but not limited to Borrower's Accounts at Bank's sole discretion and without notification and authorization from Borrower.


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                           Subsection (M) is hereby deleted and replaced with
                           the following:

                           (M) Borrower to increase the annual value of its contract value of subscriptions on a quarterly basis. Borrower's annual value as of December 31, 2000 was $67,328,163.

                           Included the following Subsections:

                           (N) Provide Bank with, no later than 30 days following each calendar quarter, a Revenue Run Rate Report.

                           (O) Borrower will maintain an Adjusted Quick Ratio of at least 1.25 to 1.00.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

5. PAYMENT OF LINE FEE. Borrower shall pay Bank a fee in the amount of $25,000 ("Line Fee") plus all out-of-pocket expenses.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Accounts Receivable Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Financing Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Accounts Receivable Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Financing Modification Agreement. The terms of this paragraph apply not only to this Accounts Receivable Financing Modification Agreement, but also to any subsequent Accounts Receivable Financing modification agreements.

7. CONDITIONS. The effectiveness of this Accounts Receivable Financing Modification Agreement is conditioned upon payment of the Line Fee and Borrower executing and returning to Bank the attached Intellectual Property Security Agreement.

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This Accounts Receivable Financing Modification Agreement is executed as of the date first written above.

BORROWER:                                            BANK:

Giga Information Group, Inc.                         Silicon Valley Bank

By: /s/ V.M. LYNCH                                   By: /s/ MIKE FIELD
    -------------------------------------                ----------------------
Name: Victoria M. Lynch                              Name: Mike Field
Title: Vice President & Corporate                    Title: SVP
       Controller & Assistant Secretary









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